As filed with the Securities and Exchange Commission on June 28, 2002

Registration No. 000-29743

                    U. S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM S-8/A
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                         TEL-VOICE COMMUNICATIONS, INC.
                         ------------------------------
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


          NEVADA                                             88-0409143
          ------                                             ----------
(STATE OR OTHER JURISDICTION OF                            (IRS EMPLOYER
INCORPORATION OR ORGANIZATION)                            IDENTIFICATION NO.)


8283 N. Hayden Road, Suite 250, Scottsdale, AZ                       85258
----------------------------------------------                       -----
(Address of principal executive offices)                          (Zip Code)


Registrant's telephone number, including area code: (480) 368-8080


                          2002 Equity Compensation Plan
                            (Full title of the plans)

                                   Jay H. Budd
                               8285 N. Hayden Road
                                    Suite 250
                            Scottsdale, Arizona 85258
                     (Name and address of agent for service)

                                 (480) 368-8080
          (Telephone number, including area code, of agent for service)

                          COPIES OF COMMUNICATIONS TO:
                               Gary R. Blume, Esq.
                              Blume Law Firm, P.C.
                     11811 North Tatum Boulevard, Suite 1025
                           Phoenix, Arizona 85028-1699
                                 (602) 494-7976

                         CALCULATION OF REGISTRATION FEE
                                                     Proposed          Proposed
                                                     maximum           maximum
                                                     offering          aggregate        Amount of
Title of securities        Amount to be              price             offering         registration
to be registered           registered                per unit          price            fee
----------------           ----------                --------          -----            ---
Common Stock, par          800,000 Shares            $1.00             $800,000         $211.20
value, $.001 per
share


*Estimated solely for purposes of calculating the registration fee. Calculated in accordance with Rule 457(c) under the Securities Act of 1933 based upon the average of the bid and asked price of Common Stock of Tel-Voice Communications, Inc. as reported on the NASD OTC bulletin board on June 28, 2002.

                                     PART I
              Information Required in the Section 10(a) Prospectus

Item 1.  Plan Information

General Plan Information
------------------------

     The plan title is the Tel-Voice Communications, Inc. 2002 Equity Compensation Plan. The registrant and administrator of the plan is Tel-Voice Communications, Inc. a Nevada corporation. The plan is to attract and retain employees and to provide incentive to employees, executives and consultants.

     800,000 shares of the $0.001 par value common stock of the Company has been set aside to grant options or shares to employees or consultants as the Committee of the Board of Directors deems appropriate. The Committee can determine requirements at its sole discretion as to eligibility, requirements to qualify for the shares or options and all details surrounding the issuance of the shares or options. No more than 200,000 shares may be issued under option agreements, all other shares must be granted as shares of common stock. A committee of at least one of the board of directors will determine all characteristics of the plan and can make modifications or can terminate the plan. The plan will terminate in three (3) years, June 14, 2005.

     The plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974.

     Additional information about the plan and the administrators may be obtained by contacting Tel-Voice Communications, Inc., 8283 N. Hayden Road, Suite 250, Scottsdale, Arizona 85258, (480) 368-8080. The committee administers the plan and act as managers. The committee makes all decisions regarding eligibility and terms and conditions of the grants. The committee is selected by the board of directors from one of the members and will serve an annual term.

     Up to 800,000 shares of common stock of the company are offered under the plan. The plan is flexible with both grants of common stock and options for the purchase of common stock being available to any employee or consultant to the company, as determined by the committee.

     All employees are eligible to receive shares or options under the plan as determined by the committee. Employees may elect not to participate and are not required to contribute to the plan. This is merely an incentive plan. No accounts are kept and only incentive grants are made. The committee may also provide issuance of shares or options as consideration. No restrictions are imposed on the employee or consultant. This compensation will be considered income to the recipient and is not qualified under Section 401(a) of the Internal Revenue Code.

     No funds are invested or managed for the participant. No withdrawal from the plan is provided for. Shares and options are issued as determined by the committee. There is no interest to assign. No forfeiture or penalty is assessed. No charges or deductions are made against employees or against any shares or options received. No liens may be created on the shares or options by any participant.

Item 2. Registrant Information and Employee Plan Annual Information

     All participants may have without charge, upon written or oral request, any of the documents incorporated by reference listed below in Item 3 of Part II. These documents are incorporated by reference in the Section 10(a) prospectus. Also available without charge, upon written or oral request, are any documents to be delivered to employees pursuant to Rule 428(b). The request shall be directed to the attention of the Equity Compensation Committee, Tel-Voice Communications, Inc., 8283 North Hayden Road, Suite 250, Scottsdale, Arizona 85258, (480) 368-8080.

                                     PART II
               Information Required in the Registration Statement

ITEM 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, filed with the Securities and Exchange Commission (the "Commission") by Tel-Voice Communications, Inc., a Nevada corporation (the Company"), are incorporated herein by reference:

     (a) The Company's Annual Report on Form 10-KSB for the year ended December 31, 2001, filed with the Commission on May 10, 2002 and Form 10KSB.A was filed with the Commission on May 21, 2002;

     (b) The Company's Quarterly Reports on Form 10-QSB for the quarter ended March31, 2002, filed with the Commission on May 25, 2002;

     (c) The Registration Statement on Form 10SB, filed pursuant to the Securities Act of

          1934, as amended (the "Exchange Act"), originally filed by the Company on March 1, 2000, as amended ("Form 10SB"), containing audited financial statements for the Company's financial years ended December 31, 1998 and 1999;

     (d) All other reports of the Company filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year ended December 31, 2001; and

     (e) All documents subsequently filed by the registrant pursuant to sections 13(a), 13(c), 14 and 15(d) of the Exchange Act during the effectiveness of this registration statement.

     All reports and other documents subsequently filed by the Company pursuant to the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents. Any statement contained in any document, all or a portion of which is incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained or incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

     Experts. The consolidated financial statements of the Company which are included in the Registration Statement filed on Form 10SB on March 1, 2000 of the Company have been audited by Merdinger, Fruchter, Rosen, and Corso, P.C., Certified Public Accountants, as set forth in their reports thereon included therein and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Merdinger, Fruchter, Rosen, and Corso, P.C. pertaining to such financial statements (to the extent covered by consents filed with the Securities and Exchange Commission) given upon the authority of such firm as experts in accounting and auditing.

ITEM 4.  DESCRIPTION OF SECURITIES.

     Shares of common stock and options to purchase common stock of the company are part of the Equity Compensation Plan.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

None to be disclosed.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     THE ARTICLES OF INCORPORATION OF THE COMPANY PROVIDE FOR INDEMNIFICATION OF EMPLOYEES AND OFFICERS IN CERTAIN CASES. INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT OF 1933

MAY BE PERMITTED TO DIRECTORS, OFFICERS OR PERSONS CONTROLLING THE COMPANY PURSUANT TO THE FOREGOING PROVISIONS, THE COMPANY HAS BEEN INFORMED THAT IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE ACT AND IS THEREFORE UNENFORCEABLE.

     In addition, Section 78.751 of the Nevada General Corporation Laws provides as follows:

78.751 Indemnification of officers, directors, employees and agents; advance of expenses.

     1. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorney's fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suitor proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

     2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

     3. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, he must be indemnified by the corporation against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

     4. Any indemnification under subsections 1 and 2, unless ordered by a court or advanced pursuant to subsection 5, must be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made: (a) By the stockholders: (b) By the board of directors by majority vote of a quorum consisting of directors who were not parties to act, suit or proceeding; (c) If a majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding so orders, by independent legal counsel in a written opinion; or (d) If a quorum consisting of directors who were not parties to the act, suit or proceeding cannot to obtained, by independent legal counsel in a written opinion; or

     5. The Articles of Incorporation, the Bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than the directors or officers may be entitled under any contract or otherwise by law.

     6. The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this section: (a) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to subsection 2 or for the advancement of expenses made pursuant to subsection 5, may not be made to or on behalf of any director or officer if a final adjudication establishes that his act or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action. (b) Continues for a person who has ceased to be a director, officer, employee or agent and endures to the benefit of the heirs, executors and administrators of such a person. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

None Applicable.

ITEM 8.  EXHIBITS.

Exhibit  4      Registrant's Articles of Incorporation, Articles of
                Amendment, and By-laws (incorporated by reference to Exhibits 3.1 and 3.2 of Registrant's Statement on
                Form 10-SB, filed March 1, 2000).
Exhibit  5.3    Opinion of Blume Law Firm, P.C.*
Exhibit 23.3    Consent of Blume Law Firm, P.C. (included in Exhibit 5.3).*
Exhibit 23.4    Consent of Accountant Merdinger*
Exhibit 23.5    Consent of Accountant Stonefield Johnson

* denotes exhibit filed with original filing.


ITEM 9.  UNDERTAKINGS.

(a)  The undersigned Company hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Company of expenses paid or incurred by a director, officer or controlling person of the Company in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, the State of Nevada, on this 28 day of June, 2002.

                                            Tel-Voice Communications, Inc.

                                            By:________________________________
                                            Jay H. Budd, Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

June __, 2002


-------------------------------------------------
Jay H. Budd, Chief Executive Officer, Chairman of the Board


-------------------------------------------------
Robert Lee, Director